PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-43142




                [WIRELESS HOLDRS (SM) TRUST LOGO GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

        This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

        The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                           Share        Trading
               Name of Company (1)            Ticker      Amounts        Market
               -------------------            ------      -------        ------
   Aether Systems, Inc.                        AETH           1          NASDAQ
   Crown Castle International Corp.             CCI           4           NYSE
   Deutsche Telekom AG *                         DT       18.48409        NYSE
   LM Ericsson Telephone Company *             ERICY         7.4         NASDAQ
   Freescale Semiconductor Class B (2)         FSLB       4.527015        NYSE
   Motorola, Inc.                               MOT          41           NYSE
   Nextel Communications, Inc. Class A         NXTL          16          NASDAQ
   Nextel Partners, Inc. Class A               NXTP           4          NASDAQ
   Nokia Corp. *                                NOK          23           NYSE
   Qualcomm Incorporated                       QCOM          26          NASDAQ
   Research In Motion Limited                  RIMM           4          NASDAQ
   RIF Micro Devices, Inc.                     RFMD           4          NASDAQ
   SK Telecom Co., Ltd. *                       SKM          17           NYSE
   Sprint Corporation                           FON         10.5          NYSE
   SR Telecom Inc.                             SRXA       0.104727       NASDAQ
   Telesp Celular Participacoes S.A. *(3)       TCP           3           NYSE
   United States Cellular Corporation           USM           1           AMEX
   Verizon Communications                        VZ          17           NYSE
   Vodafone Group p.l.c. *                      VOD          21           NYSE
   Western Wireless Corporation                 WWCA          2          NASDAQ
   _______________________________

   (1) In connection with the merger of Cingular Wireless LLC and AT&T Wireless Services, Inc. (NYSE:AWE), AT&T Wireless Services, Inc. is no longer a constituent of the Wireless HOLDRS Trust. Holders of record of Wireless HOLDRS as of November 2, 2004 were paid a distribution of $600 ($15 per AWE share multiplied by 40 shares of AWE included in each round lot of Wireless HOLDRS) for each round lot of 100 Wireless HOLDRS.

   (2) As a result of the spin-off of Freescale Semiconductor Class B (NYSE:
   FSLB) from Motorola, Inc. (NYSE:MOT), an underlying constituent of the Wireless HOLDRS Trust, effective December 10, 2004, 4.527015 shares of Freescale Semiconductor were added to the Wireless HOLDRS Trust.

   (3) Pursuant to the distribution of Telesp Celular Participacoes SA Rights (NYSE: TCP RT WI) from Telesp Celular Participacoes ADSs (NYSE:TCP), an underlying constituent of the Wireless HOLDRS Trust, holders of record as of November 2, 2004 were paid a distribution of 1.051676 Telesp Celular Participacoes SA Rights for each round lot of 100 Wireless HOLDRS.

   * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2004.